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Pricing Supplement 14 dated April 23, 2002	Rule 424(b) (3)
(To Prospectus dated March 22, 2000 and Prospectus Supplement dated March 22, 2000)	File No. 333-31502

PACCAR FINANCIAL CORP.
Medium-Term Notes, Series J—Floating Rate
CUSIP# 69371RVQ6

        We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

/ /	Goldman, Sachs & Co.
/ /	Banc of America Securities LLC
/ /	Merrill Lynch & Co.
/ /	Morgan Stanley Dean Witter
/ /	Salomon Smith Barney
/x/	McDonald Investments Inc.
/x/	ABN AMRO Incorporated
/x/	Barclays Capital Inc
/ /	acting as / / principal /x/ agent

at: / / varying prices related to prevailing market prices at the time of resale /x/ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $100,000,000	Original Issue Date:	April 26, 2002
Agent's Discount or Commission: 0.20%	Maturity Date:	April 26, 2004
Net Proceeds to Company: $99,800,000	Interest Payment Date(s):	Quarterly on the 26th or next Business day of Jan., Apr., Jul. and Oct., via modified following business day convention, commencing July 26, 2002

Calculation Agent:

Interest Calculation:
/x/	Regular Floating Rate Note	/ /	Floating Rate/Fixed Rate Note
/ /	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
/ /	Other Floating Rate Note (see attached)

Initial Interest Rate: To Be Determined
Initial Interest Reset Date: July 26, 2002
Interest Reset Date(s): Quarterly on the 26th or next business day of Jan., Apr., Jul. and Oct., via modified following business day convention, commencing July 26, 2002

Interest Rate Basis:
/ /	CD Rate			/ /	Federal Funds Rate		/ /	Prime Rate
/ /	Commercial Paper Rate			/x/	LIBOR		/ /	Treasury Rate
/ /	CMT Rate				Designated LIBOR Page:		/ /	Other (see attached)
	/ /	CMT Telerate Page 7051			/ /	LIBOR Reuters Page
	/ /	CMT Telerate Page 7052			/x/	LIBOR Telerate Page 3750
		If CMT Telerate Page 7052:		LIBOR Currency:
		/ /	Weekly Average
		/ /	Monthly Average

Index: 3 Month LIBOR
Spread (+/-): + 0.04%
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Day Count Convention:
/ /	30/360 for the period from to .
/x/	Actual/360 for the period from April 26, 2002 to April 26, 2004.
/ /	Actual/Actual for the period from to .
Redemption:
/x/	The Notes may not be redeemed prior to the Maturity Date.
/ /	The Notes may be redeemed at the option of the Company prior to Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
/ /	The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).
Repayment:
/x/	The Notes may not be repaid prior to the Maturity Date.
/ /	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Currency:
Specified Currency: USD (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check / /
        Issue Price:         %

Form: /x/ Book-Entry / / Certificated

Other Provisions:

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PACCAR FINANCIAL CORP. Medium-Term Notes, Series J—Floating Rate CUSIP# 69371RVQ6